Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-112302) of Canyon Resources Corporation of our report dated March 19, 2004, except Note 16, as to which the date is May 27, 2004, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in such registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, CO

May 27, 2004